Exhibit 99.1

Zynex Announces 2018 First Quarter Earnings

•	Revenue grew 100% year over year to $6.9 million

•	Net income of $1.9 million increased 444% year over year; Diluted EPS $0.06

•	Adjusted EBITDA of $2.0 million increased 257% year over year

•	Seventh consecutive quarter of positive net income, 82% gross margin and 28% operating margin

ENGLEWOOD, CO – May 8, 2018 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its first quarter ended March 31, 2018.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am pleased to report revenue of $6.9 million in the first quarter with net income of $1.9 million or $0.06 per share. Adjusted EBITDA was $2.0 million and the quarterly revenue was twice the revenue of the first quarter of 2017. Revenue was less than the $8.1 million recorded in the fourth quarter of 2017 due to insurance company deductibles not being met early in the year, a seasonal trend we see every year in this industry. The investment in growing our sales force has led to device order growth of 36% compared to the first quarter of 2017 and 8% growth compared to the fourth quarter of 2017.

We currently estimate our second quarter revenue to range between $7.5 million and $8.0 million with Adjusted EBITDA between $2.5 million and $3.0 million. The revenue estimate is approximately 49% to 59% above last year’s second quarter and the Adjusted EBITDA estimate is 24% to 48% above last year.

We continue to advocate for pain patients not to become part of today’s opioid epidemic and for physicians to prescribe our NexWave technology as a first-line-of-defense in treating chronic and acute pain without side effects. I am dedicated to promote our technology in order to minimize addiction and other side effects from prescription opioids.”

First Quarter Financial Results Summary:

The Company reported net revenue of $6.9 million, a 100% increase over Q1-2017. First quarter revenue is historically our lowest of the year as it is affected by health insurance deductibles which have not been met.

Gross margins were 82% in the first quarter of 2018 compared to 73% last year. Net income grew 444% to $1.9 million in the first quarter of 2018, compared to $0.4 million last year.

Adjusted EBITDA grew 257% to $2.0 million in the first quarter of 2018 compared to $0.6 million last year.

The Company generated $1.0 million of cash from operations during the first quarter of 2018, an increase of 4,288% compared to $23,000 in 2017. As of March 31, 2018, the Company had working capital of $4.6 million compared to $4.4 million at December 31, 2017.

Webcast Details: Tuesday, May 8, 2018 at 9:00 a.m. MT – 11:00 a.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/25740

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website. Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$4,366	$5,565
Accounts receivable, net	2,668	2,185
Inventory, net	710	423
Prepaid expenses	615	198
Total current assets	8,359	8,371

Property and equipment, net	575	188
Deposits	375	370
Total assets	$9,309	$8,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of unsecured subordinated promissory notes	$7	$231
Current portion of capital leases	93	123
Accounts payable and accrued expenses	2,112	2,243
Accrued payroll and related taxes	661	538
Deferred insurance reimbursement	880	880
Total current liabilities	3,753	4,015
Long-term liabilities:
Deferred rent	329	-
Warranty liability	12	12
Total liabilities	4,094	4,027

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	7,761	7,612
Treasury stock	(2,000)	(243)
Retained deficit	(490)	(2,411)
Total Zynex, Inc. stockholders' equity	5,304	4,991
Non-controlling interest	(89)	(89)
Total stockholders' equity	5,215	4,902
Total liabilities and stockholders' equity	$9,309	$8,929

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
NET REVENUE
Devices	$1,588	$1,384
Supplies	5,288	2,052
Total net revenue	6,876	3,436

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - device & supply	1,236	923
Selling, general and administrative expense	3,685	2,030
Total costs of revenue and operating expenses	4,921	2,953

Income from operations	1,955	483

Other expense

Interest expense	(115)	(121)
Other expense	(115)	(121)

Income from operations before income taxes	1,840	362
Income tax expense (benefit)	(81)	9
Net Income	1,921	353
Plus: Net income (loss) - noncontrolling interest	-	-
Net income - attributable to Zynex, Inc.	$1,921	$353

Net income per share attributable to Zynex, Inc.:
Basic	$0.06	$0.01

Diluted	$0.06	$0.01

Weighted average basic shares outstanding	32,601	31,418

Weighted average diluted shares outstanding	34,414	32,036

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Adjusted EBITDA:
Net income	$1,921	$353
Depreciation and Amortization	25	64
Stock-based compensation expense	63	24
Interest expense and other, net	115	121
Income tax expense (benefit)	(81)	9
Adjusted EBITDA	$2,043	$571
	30%	17%